UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  March 7, 2006

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 (Other Events)

The following are 2006 compensation actions communicated to the Company’s named executive officers.

	Cash		Long-Term Incentive Awards
	2006 Salary Rate (effective June 1, 2006)	2006 Annual Incentive Target(1)	Stock Options(2)		Restricted Stock Units(5)		Performance Share Units(5)
			Premium- Priced Options(3)	Buy-First Options(4)
S. J. Palmisano	$1,800,000	$5,000,000	$1,889,500	$1,552,500	N/A		$7,558,000
N. M. Donofrio	$780,000	$1,055,000	$580,000	$363,000	$870,000		$1,450,000
D. T. Elix	$775,000	$1,045,000	$580,000	$226,000	$870,000		$1,450,000
W. M. Zeitler	$690,000	$935,000	$580,000	N/A	$870,000		$1,450,000
M. Loughridge	$680,000	$920,000	$600,000	$205,000	$900,000	(6)	$1,500,000

(1)   In addition, each of these officers other than Mr. Palmisano is eligible to receive an annual teaming incentive ranging from $0 - $250,000.

(2)   Stock options will be granted on May 8, 2006.  The actual number of options granted on this date will be determined by dividing the value shown above by a predetermined, formulaic Planning Price and the respective Black-Scholes option valuation factor.

(3)   The exercise price of premium-priced options will be 10% above the average of the high/low market price of the Company’s stock on the date of grant.

(4)   Buy-First Options are granted to officers who elected to invest a portion of their annual incentive payout for performance year 2005 in the IBM stock fund alternative of the Company’s Executive Deferred Compensation Plan.  The exercise price of these options will be the average high/low market price of the Company’s stock on the date of grant.

(5)   Restricted stock units and performance share units will be granted on May 8, 2006.  The number of units granted on this date will be determined by dividing the value shown above by the Planning Price.

(6)   In addition, on March 7, 2006, Mr. Loughridge received an award of 17,648 special restricted stock units.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 7, 2006

	By:	/s/ Andrew Bonzani
(Andrew Bonzani)
Assistant Secretary &
Associate General Counsel